Exhibit 10.1

October 1, 2023

Dear Adam:

We are pleased to offer you employment with Standard BioTools Inc. (the “Company”) contingent upon the closing of the transactions (the “Transaction”) contemplated by the Agreement and Plan of Merger between SomaLogic, Inc., the Company, and certain other parties (the “Transaction Agreement”). If the Transaction does not occur, this offer is null and void. The following is a summary of the terms and conditions of this offer, which will apply to your employment with the Company:

Position:              Chief Strategy Officer

Start Date:          On or about the closing date of the Transaction

Reporting:          You will report directly to the Chief Executive Officer of the Company.

Term:

The term of your employment (the “Term”) shall commence on the Start Date, which is currently contemplated to occur during Q1 2024, and shall terminate automatically on the first (1st) anniversary of the Start Date. Notwithstanding the foregoing, the parties may agree to future service after the Term and shall negotiate and finalize the terms and conditions thereof prior to the expiration of the Term.

Severance Plan:

You acknowledge and agree that you shall no longer be a participant under the SomaLogic, Inc. Key Employee Severance Plan (the “Swan Plan”) and that no amounts are owed or payable to you under the Swan Plan. You further acknowledge that you shall not be eligible to participate in the Standard BioTools Inc. 2023 Change of Control and Severance Plan or any other severance plan adopted by the Company.

Base Salary:

Your annual base salary shall be $600,000, less deductions and withholdings as required by law, which will be paid in accordance with the Company’s normal payroll procedures. This is an exempt position.

Bonus Target:

For the 2024 calendar year, you will be eligible to participate in the Company’s bonus program as adopted from time-to-time (the “2024 Bonus”).  The 2024 Bonus will be subject to achievement of performance objectives with the actual 2024 Bonus amount to be determined by the Company in its discretion. To earn the 2024 Bonus, you must remain employed with the Company through December 31, 2024; provided, however, that in the event that you are terminated by the Company without Cause or you voluntarily terminate your employment for any reason, you shall be paid the 2024 Bonus, pro-rated based on the number of days employed in the 2024 calendar year and based on target performance (the “Pro-Rated Bonus”). Any 2024 Bonus earned hereunder shall be paid in the first quarter of 2025; provided, however, the Pro-Rated Bonus earned shall be paid in a lump sum payment within 60 days of your date of termination.

For purposes of calculating any 2024 Bonus payout you earn, your target bonus amount will be 100% of your annual base salary, less applicable deductions and withholdings. You shall be eligible for an annual bonus relating to the calendar year 2023 in accordance with Section 5.22 of the Transaction Agreement.

For purposes of this Agreement, “Cause” exists upon (i) your conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (ii) your (a) engagement in material dishonesty, willful misconduct, or gross negligence—in each case in connection with your position at the Company; (b) breach of the Confidentiality Agreement (as defined below) and; (c) your material violation of a written Company policy or procedure that has been provided to you, which violation causes substantial injury to the Company; or (d) willful refusal to perform the your assigned duties to the Company, following written notice of such refusal by the Company and a period of fifteen (15) days to cure the same and your failure to cure during such time period. No act or omission shall be considered “willful” if such act or omission was done, or not done, in the reasonable, good-faith belief that such act or omission was in the best interests of the Company or upon the advice of counsel to the Company.

Transaction Bonus:

The Company shall pay you a one-time bonus equal to $1,800,000 (the “Transaction Bonus”), less applicable deductions and withholdings, on the next practicable payroll date following the Start Date.

Equity Award – Performance Units:

As soon as administratively possible following the commencement of your employment with the Company, you will receive an on-hire grant of 100,000 Performance Units (the “PSUs”). The PSUs will be subject to the approval of the Board of Directors or its committee, the terms of our equity incentive plan, and our policies governing grants of equity incentive awards. The PSUs shall vest, subject to your continued employment with the Company as of immediately prior to the one (1) year anniversary of the Start Date and achievement of applicable Company performance goals (to be provided by the Company in Q1 of 2024 – in consultation with you and the Chief Executive Officer of the Company).

Assumed Equity

As soon as administratively possible following the commencement of your employment with the Company, the Company shall provide that each outstanding option or restricted stock unit in SomaLogic, Inc. that was assumed by the Company in connection with the Transaction that is unvested as of the closing of the Transaction (the “Assumed Equity”) shall be immediately vested in full, effective on the Start Date. Prior to the Closing, details regarding your Assumed Equity shall be set forth on Exhibit A attached hereto.

Benefits:

You will be eligible to receive the Company’s standard benefits package which currently includes medical, dental, vision, life and disability insurance benefits. Benefits will be effective on your date of hire. Additional benefits, as the Company may make generally available to its employees from time to time, will be made available to you. You will be entitled to participate in the Company’s Flexible Vacation Plan and such paid holidays as the Company gives to its employees generally, in accordance with Company policies.

Benefit Continuation

Upon your termination of employment with the Company and subject to you timely electing continued health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (together with any state law of similar effect, “COBRA”), the Company will pay or reimburse the full amount of your COBRA premiums, or will provide coverage under the Company’s broad-based health insurance plans, on behalf of you and your eligible dependents, until the earliest of: (a) 18 months from your date of termination and (b) the date on which you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

Confidentiality and Company Policies:

It is important to protect our confidential information and proprietary material. Therefore, as a condition of employment you will be required to sign the Company’s standard At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidentiality Agreement”), which contains the entire agreement and understanding among the Company, SomaLogic, Inc. and you with respect to the subject matter, obligations, and rights covered therein, and which supersedes all prior or contemporaneous negotiations, commitments, agreements, and writings with respect to the subject matter (other than with respect to confidentiality and ownership and/or assignment of inventions and similar property), obligations, and rights covered therein, including, for the avoidance of doubt, the Confidentiality and Intellectual Property Agreement, by and between SomaLogic, Inc. and you, signed by you on November 8, 2021, and Section 7 of the Employment Agreement, by and between SomaLogic, Inc. and you, effective August 23, 2022.

Background and Reference Checks: This offer is contingent upon successfully passing your background and reference checks.

Governing Law:

This letter shall be governed by and interpreted under California law.

Other:

This letter, along with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

We look forward to you joining and being part of the Company!  I am certain we can build a great company together.

[signature page to follow]

Sincerely,

Standard BioTools Inc.

/s/ Michael Egholm, Ph.D.
Michael Egholm, Ph.D.
Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ Adam Taich
Adam Taich

October 2, 2023
Date

EXHIBIT A

ASSUMED EQUITY

Outstanding SomaLogic Inc. Options	Amount of Company Options Post- Transaction	Outstanding SomaLogic Inc. RSUs	Amount of Company RSUs Post-Transaction